Exhibit 10.48

CORRECTION OF FORM OF 2010 GRANT AGREEMENT TO EXECUTIVE OFFICERS

PURSUANT TO THE CRYOLIFE, INC. 2007 EXECUTIVE INCENTIVE PLAN

On October 26, 2010, the Compensation Committee of CryoLife, Inc.’s Board of Directors instructed management to correct the Adjusted Net Income bonus calculation formula contained in the fiscal 2010 bonus grant agreements under CryoLife’s 2007 Executive Incentive Plan. The form of the grant agreement is filed as Exhibit 10.1 to CryoLife’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. All of CryoLife’s executed officers are parties to a fiscal 2010 bonus agreement.

As originally drafted and reported, the formula for the Adjusted Net Income portion of the bonus was as follows:

Adjusted Net Income is GAAP net income for fiscal 2010, exclusive of interest expense, interest income, stock compensation expense (other than stock compensation expense related to the bonus plan), R&D expense (excluding salaries and related expenses), other income and expense, income taxes, and charges related to acquisitions.

It was the Committee’s intent when approving the fiscal 2010 Adjusted Net Income bonus formula that both the bonus formula, and the threshold, target and other budgeted Adjusted Net Income values against which CryoLife’s Adjusted Net Income performance would be measured, should provide for consistent treatment of relevant revenues and expenses. Specifically, the Committee expected that budgeted grant revenues, which relate primarily to funds advanced by the Department of Defense for R&D expense, would be included in both the formula and target values because the funds had already been received from the Department of Defense. In October 2010, it came to the attention of the Committee that although budgeted grant revenues had been included in the target numbers, they had not been included in the formula to the extent that the related Research and Development costs had not also been recognized. Because Research and Development costs are excluded from the formula, due to the control which management has over their incurrence, the Committee believes that this produced an unintended imbalance between the formula and the target values.

As a result, the Committee instructed management to correct the formula to read as follows, in order to include unrealized budgeted grant revenues:

Adjusted Net Income is GAAP net income for fiscal 2010, plus unrealized budgeted grant revenues, exclusive of interest expense, interest income, stock compensation expense (other than stock compensation expense related to the bonus plan), R&D expense (excluding salaries and related expenses), other income and expense, income taxes, and charges related to acquisitions.